                                                                    Exhibit 10.3


         TAX SHARING AGREEMENT (the "Agreement"), dated as of [DATE], between The Procter & Gamble Company, an Ohio corporation ("P&G"), and The J.M. Smucker Company, an Ohio corporation ("JMS," collectively, the "Companies") To the extent not defined herein, all defined terms shall have the same meaning as in the Merger Agreement (as hereinafter defined).
         WHEREAS, as of the date hereof, P&G is the common parent of an affiliated group of domestic corporations, including The Procter & Gamble Ohio Brands Company, an Ohio corporation ("Newco"), which has elected to file consolidated federal income tax returns;
         WHEREAS, the board of directors of P&G has determined that it would be in the best interests of P&G and its shareholders to separate the Jif/Crisco Business from P&G;

         WHEREAS, the board of directors of P&G has determined to contribute certain assets in exchange for all the outstanding shares of common stock of Newco and the assumption by Newco of certain liabilities of P&G (the "Contribution");
         WHEREAS, pursuant to the Contribution Agreement dated as of October 9, 2001, P&G transferred to Newco certain assets and liabilities relating to the Jiff/Crisco Business, all in accordance with the Contribution Agreement;
         WHEREAS, the board of directors of P&G has determined to distribute (the "Distribution") all the outstanding shares of common stock of Newco to the P&G shareholders of record as of [DATE] (the "Distribution Date") and, as a result of the Distribution, Newco will not be included in the consolidated federal income tax return of P&G for the portion of the taxable year following the Distribution or in future taxable years;

         WHEREAS, the Companies intend that the Contribution qualify as a tax-free transfer under Sections 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Distribution qualify as a tax-free spin-off under Sections 355 and 368(a)(1)(D) of the Code;
         WHEREAS, P&G has received a private letter ruling from the United States Internal Revenue Service ("IRS") in connection with the Contribution and the Distribution, (the "IRS Private Letter Ruling");
         WHEREAS the Companies have entered into an agreement and plan of merger (the "Merger Agreement") dated as of October 9, 2001 pursuant to which immediately following the Distribution Newco shall merge with and into JMS, and JMS shall be the surviving corporation (the "Merger");
         WHEREAS, the Companies desire to allocate the responsibilities for Taxes of Newco, and to provide for certain other Tax (as hereinafter defined) matters;
         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its subsidiaries as of the Distribution Date, and its future subsidiaries) hereby agree as follows:



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


                                    ARTICLE I

                                   DEFINITIONS

         The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All section references are to this Agreement unless otherwise stated.

         "AFFILIATE" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

         "P&G GROUP" means (i) P&G and those members of the affiliated group (as defined in Section 1504 of the Code) of which P&G is the parent and which file a consolidated federal income tax return with P&G and (ii) any corporations which file consolidated or combined state or local returns with P&G.

         "POST-CLOSING PERIOD" shall mean all taxable periods or portions of periods beginning after the earlier of (x) the end of the Distribution Date or
(y) the Effective Time of the Merger.

         "PRE-CLOSING PERIOD" shall mean all taxable periods or portions of periods ending on or before the earlier of (x) the end of the Distribution Date or (y) the Effective Time of the Merger.

         "TAX" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use,


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license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

         "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

         "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining any Taxes (including any administrative or judicial review of any claim for refund).

         "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

                                   ARTICLE II

                            RESPONSIBILITY FOR TAXES

         2.01 RESPONSIBILITY FOR TAXES. (a)P&G shall be responsible for and indemnify and hold harmless JMS, from (i) any liability for Taxes of Newco with respect to the Pre-Closing Period and (ii) any Taxes of P&G or any member of the P&G Group (other than Newco) by reason of Newco being severally liable for such Taxes pursuant to Regulations Section 1.1502-6 or any analogous provision of state or local law.

              (b) JMS shall be responsible for and indemnify P&G for (i) any Taxes of Newco or JMS arising out of or resulting from any transaction or event occurring after the Distribution on the Distribution Date that is not in the ordinary course of business or specifically contemplated by the Merger Agreement or resulting from any breach of any obligation or covenant of JMS under this Agreement and (ii) and any Taxes of Newco in respect of the Pre-Closing Period resulting from the consummation of the Merger (i.e. that would not have been payable but for the Merger) other than any such Taxes which are (x) federal income Taxes on taxable income resulting from the Merger that is reportable on P&G consolidated federal income tax return, (y) state income Taxes in respect of income reportable on a consolidated or combined state return which includes Newco and P&G which state in all relevant respects follows the federal consolidated return rules for accounting for consolidated income or (z) attributable to a breach of any obligation or covenant of P&G under this Agreement ("JMS's Taxes").

              (c) JMS shall be responsible and indemnify P&G for all Taxes of JMS and Newco with respect to the Post-Closing Period.

              (d) For purposes of this Agreement, in the case of a Straddle Period (as defined below) the amount of Taxes payable for a portion of a period shall be the amount which would have been payable if that portion of a period constituted a separate taxable period beginning on the date such portion of a period began and ending at the time such portion of a period ended or in such other manner as the parties may agree. Items of taxable income arising on the Closing Date in the ordinary course of business shall, to the extent permitted by applicable law, be apportioned equally between the Pre-Closing Period and the Post-Closing Period.

         2.02 REFUNDS AND TAX BENEFITS.

              (a) Any refunds of Taxes in respect of periods and Taxes for which P&G are responsible pursuant to Section 2.01 shall be for the account of P&G and if received by (or credited for the benefit of ) JMS or any affiliate of JMS shall be promptly paid over to P&G (together with any interest paid or credited with respect thereto), net of any Tax cost to JMS of the receipt of such refund.

              (b) ALLOCATION OF BENEFITS. If any adjustments shall be made to any Tax Returns relating to Newco or the P&G Group for the Pre-Closing Period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or as required by an intervening change of law, and if such adjustment results in any tax detriment to P&G or any affiliate of P&G (including Newco) with respect to such period and any tax benefit to JMS or any affiliate of JMS for any taxable period (or portion thereof) beginning after the Distribution Date, P&G shall be entitled to the benefit of such Tax benefit, and JMS shall pay to P&G the amount of such Tax benefit at such time or times as and to the extent that JMS or any affiliate of JMS realizes such benefit through a refund of tax or reduction in the amount of taxes which JMS or any affiliate of JMS would otherwise have had to pay if such adjustment had not been made; provided, however, that no payment by JMS to P&G shall exceed the amount of tax detriment suffered by P&G or the affiliate, as the case may be.

         If any adjustments shall be made to any Tax Returns relating to JMS, or any affiliate of JMS for the Post-Closing Period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or as required by an intervening change of law, and if such adjustment results in any tax detriment to JMS or any affiliate of JMS with respect to such period and any tax benefit to P&G or any affiliate of P&G (including Newco) for the Pre-Closing Period, JMS shall be entitled to the benefit of such tax benefit, and P&G shall pay to JMS the amount of such tax benefit at such time or times as and to the extent that P&G or any affiliate of P&G realize such benefit through a refund of Tax or reduction in the amount of Taxes which P&G or any affiliate of P&G would otherwise have had to pay if such adjustment had not been made; provided, however, that no payment by P&G to JMS shall exceed the amount of tax detriment suffered by JMS or the affiliate, as the case may be.

         The term "tax detriment" shall include, but not be limited to, any payment of Taxes, the utilization of any net operating loss or capital loss or the utilization of any tax credits or other tax attributes, any decrease in the basis of an asset, and the reduction, termination or expiration of net operating loss or capital loss. P&G shall not be considered to have suffered a tax detriment to the extent that it is indemnified by JMS for such detriment pursuant to Section 2.01(b) of this Agreement.

         The term "affiliate" for purposes of this Section 2.02(b) shall include but not be limited to, successor corporations and any partner in a partnership, any shareholder of a corporation and any member of a limited liability company.

         2.02(c). OPTIONS DEDUCTIONS. JMS shall not claim any deduction on any Tax Return for the exercise of P&G stock options.

         2.03 PREPARATION OF TAX RETURNS.


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


              (a) P&G shall cause Newco to join, for any Pre-Closing Period for which Newco is required to do so, (and may cause Newco to join for any such period or return for which Newco is eligible but not required to do so) in all federal, state or local consolidated combined or unitary income Tax Returns of P&G's filing group. P&G shall prepare and timely file all such federal, state or local consolidated combined or unitary income Tax Returns and shall timely pay all Taxes with respect to such Tax Returns.

              (b) P&G shall prepare (or cause to be prepared) and JMS shall timely file (or cause to be timely filed) any Tax Return relating to Newco for any Pre Closing Period that is required to be filed after the Distribution Date other than those required to be filed by P&G pursuant to the preceding sentence. JMS shall not be responsible to pay any Taxes with respect to such Tax Return (other than JMS Taxes and JMS Transfer Taxes). Instead, P&G shall pay to JMS two days prior to the filing of such Tax Return the amount due on such Tax Return (other than JMS Taxes and JMS Transfer Taxes), and JMS shall timely pay such amount to the Governmental Entity imposing the Tax.

              (c) JMS shall prepare and file any Tax Return relating to Newco for any period that begins before and ends after the Distribution Date (a "STRADDLE PERIOD"). JMS shall provide a copy of each such Tax Return and any supporting schedules to P&G at least 30 days before the date such Return is to be filed by JMS for P&G's review and approval. JMS shall pay all Taxes with respect to such Tax Return, except that P&G shall pay to JMS two days prior to the filing of a Tax Return with respect to a Straddle Period the amount due on such Return that is the responsibility of P&G pursuant to Section 2.01.

              (d) All returns and schedules prepared pursuant to this Section
2.03 shall be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law. JMS can make any necessary changes in the filing of Tax Returns with respect to Post Closing Periods provided that no such change results in any tax detriment to P&G or its affiliates.

              (e) JMS shall not file any amended Tax Returns with respect to Newco for any Pre-Closing Period of Newco without P&G's consent.

         2.04 COOPERATION AND EXCHANGE OF INFORMATION. P&G, on the one hand, and JMS, on the other will provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Taxes or a right to a refund of Taxes or (iii) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information obtained under this Section 2.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

         2.05 TAX CONTESTS.

         (a) Notice. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax periods for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

         (b) Control of Tax Contests. Each Company shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Section 2 of this Agreement; provided, however, P&G shall have full responsibility and discretion in handling, settling or contesting any Tax Contest with respect to a consolidated or combined federal or state income tax return of the P&G Group. Furthermore, P&G may participate in any Tax Contest with respect to Covered Transactions Taxes (as hereinafter defined) regardless of whether it has liability or indemnification obligations with respect to such Taxes under this Agreement.

                                   ARTICLE III

                               TRANSACTIONS TAXES

         3.01.  TRANSACTIONS TAXES.

              (a) General. Except as otherwise provided in this Section 3.01, P&G shall be responsible for and pay any and all liability for (i) except as otherwise provided in Section 3.01(b), any Tax resulting from any income or gain recognized to P&G or its affiliates as a result of any of the Contribution or Distribution (collectively "the Spin Transactions") failing to qualify for tax-free treatment under Sections 355 and 361 of the Code (as contemplated in the IRS Private Letter Ruling), or other provisions of the Code or corresponding provisions of other applicable Tax Laws (collectively "Covered Transaction Taxes") and (ii) any Tax resulting from any income or gain recognized by P&G or its affiliates under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Spin Transactions and (iii) any sales and use, gross receipts, or other transfer Taxes imposed on the transfers occurring pursuant to the Spin Transactions.

              (b) Inconsistent Acts and Events. JMS shall be liable for, and shall indemnify and hold harmless P&G and its Affiliates from and against any liability for, any Covered Transactions Taxes (including without limitation reasonable attorney fees and other costs incurred in connection therewith) to the extent arising from (i) any breach by JMS of the representations or covenants under Section 4, (ii) any Tainting Act (as hereinafter defined), performed by JMS (whether or not Section 4.02(d) is complied with) (ii) the inaccuracy of any factual statements or representations made by JMS in connection with the IRS Private Letter Ruling and
(iii) any Section 355(e) Event with respect to JMS (whether or not such event is caused by a Tainting Act ) . A Section 355(e) Event with respect to JMS means any event, involving the stock or assets of JMS, occurring after the Merger, which causes the Distribution to be a taxable event to P&G as the result of the application of Section 355(e) of the Code (i.e. the Distribution becomes taxable to P&G under Section 355(e) and but for the event the Distribution would not have been a taxable event to P&G under Section 355(e)).

                                   ARTICLE IV

                          REPRESENTATIONS AND COVENANTS

         4.01. REPRESENTATIONS. (a) Each of JMS and P&G represent that, as of the date of this Agreement, it and its affiliates know of no fact that may cause the tax treatment of the Spin Transactions to be other than that contemplated in the IRS Private Letter Ruling.

              (b) Each of JMS and P&G represent and warrant that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the IRS Private Letter Ruling.

         4.02 COVENANTS. (a) JMS covenants and agrees that it will not take any action, and it will cause its Affiliates to refrain from taking any action, which may cause the tax treatment of the Spin Transactions to be other than that contemplated in the IRS Private Letter Ruling (any such action, including any action referred to in clause (i) through (iii), is referred to in this Agreement as a "Tainting Act"). Without limiting the foregoing:

              (i) Specified Actions. During the two year period following the Distribution Date, JMS will not (and it will cause its Affiliates not to) (A) liquidate, merge or consolidate with or into any other corporation; (B) issue any of its capital stock in one or more transactions, other than issuances of stock to employees or directors in connection with the performance of services for JMS (that are not excessive by reference to the services performed) which issuances either are (x) with respect to the exercise of options that were granted by JMS before the Closing Date or (y) with respect to the exercise of options that were granted by JMS on or after the Closing Date which issuances and have been held in the IRS Private Letter Ruling to not be treated for purposes of Section 355(e) of the Code to be part of a plan or series of related transactions that includes the Spin Off; (C) redeem, purchase or otherwise reacquire its capital stock in one or more transactions (D) change the voting rights of any of its stock, (E) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon in the IRS Private Letter Ruling to satisfy Section 355(b) of the Code; or (F) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon in the IRS Private Letter Ruling to satisfy Section 355(b) of the Code.

              (ii) No Inconsistent Actions. Regardless of any change in circumstances, JMS covenants and agrees that it will not take any action (and it will cause its Affiliates to refrain from taking any action) which is inconsistent with any factual statements or representations in the IRS Private Letter Ruling on or before the second anniversary of the Distribution Date other than as permitted in this Section 9. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

              (iii) 355(e) Covenant. Without in any manner limiting paragraphs
(i) or (ii) immediately above, JMS covenants and agrees that, through the second anniversary of the Distribution Date, it will not enter into (and it will cause its Affiliates to refrain from entering into) any negotiations, agreements or arrangements with respect to transactions or events (including stock issuances, option grants, capital contributions, acquisitions, or changes in the voting power of any of its stock), which, together with the Merger, may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Newco stock representing a "50 percent or greater interest" within the meaning of
Section 355(e)(4) of the Code.

         (b) Amended or Supplemental Rulings. Each of P&G and JMS covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the IRS Private Letter Ruling request with respect to the Spin Transactions subsequent to the Distribution Date without the consent of the other, which consent shall not be unreasonably withheld.

         (c) Each of P&G and JMS covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any positions on a Tax Return that is inconsistent with the treatment of (i) the Contribution as a tax-free transfer under Section 368(a)(1)(D) of the Code, (ii) the treatment of the Distribution as tax free under Code Sections 355 and 368(a)(1)(D) and (iii) the treatment of the Spin Transactions in a manner inconsistent with the IRS Private Letter Ruling.

         (d) Exceptions. Notwithstanding the foregoing, JMS shall be permitted to take an action inconsistent with Section 4.02(a), if, prior to taking such action, JMS provides notification to P&G of its plans with respect to such action, and promptly responds to any inquiries by P&G following such notification, and either:

              (i) JMS obtains a ruling with respect to the action from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to P&G (except that JMS shall not submit any such ruling request if P&G determines in good faith that filing such request might have a materially adverse effect upon P&G), on a basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the Spin Transactions as contemplated in the IRS Private Letter Ruling,

              (ii) JMS obtains an unqualified opinion reasonably acceptable to P&G of an independent nationally recognized tax counsel acceptable to P&G, on a basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the Spin Transactions as contemplated in the IRS Private Letter Ruling, or

              (iii) P&G consents in writing to such action, which consent shall be granted or withheld in the sole and absolute discretion of P&G.

         Notwithstanding anything to the contrary in this Agreement, JMS shall be liable for, and shall indemnify and hold harmless P&G from any Covered Transaction Tax resulting from a Tainting Act by JMS or its Affiliates, regardless of whether the exception of this Section 4.02(d) is satisfied with respect to such act.

                                    ARTICLE V

                             [Intentionally Deleted]

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

         6.01. NOTICE. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including facsimile) and mailed, faxed or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

         If to P&G to:

         Mailing Address:
         The Procter & Gamble Company
         P.O. Box 599
         Cincinnati, OH  45201
         Attention:        Secretary


         Delivery Address:
         The Procter & Gamble Company
         One Procter & Gamble Plaza
         Cincinnati, OH  45202
         Attention:        Secretary


         with a copy to:

         Fried Frank Harris Shriver & Jacobson
         One New York Plaza
         New York, New York 10004
         Attention:  F. William Reindel
         Facsimile:  212-859-4000

         If to JMS:

         The J.M. Smucker Company
         Strawberry Lane
         Orrville, Ohio  44667

         With a copy to:

         The J.M. Smucker Company
         Strawberry Lane
         Orrville, Ohio  44667
         Attention:  General Counsel


         Notification of a change of address shall be given by either party to the other as provided in this Section 6.01. All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.

         6.02. GOVERNING LAW. This Agreement shall be governed by the laws applicable to contracts entered into and to be performed within the State of Ohio by residents thereof.

         6.03. JURISDICTION. Each party agrees to submit itself exclusively to the personal jurisdiction of any Ohio court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Ohio court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Ohio with respect to any matters to which it has submitted to jurisdiction in this Section 6.03.

         6.04. WAIVER OF JURY TRIAL. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute arising out of this Agreement.

         6.05. ENTIRE AGREEMENT. This Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Contribution and Distribution Agreement, or any other agreement entered into in connection with the Spin Transactions, the provisions of this Agreement shall control.

         6.06. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either P&G or JMS. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

         6.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

         6.08. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

         6.09. HEADINGS. Headings of sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         6.10. SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for thirty days after the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                        THE PROCTER & GAMBLE
                                        COMPANY



                                        By__________________________
                                           Name:
                                           Title:



                                        THE J.M. SMUCKER COMPANY



                                        By__________________________
                                           Name:
                                           Title: